UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): January 19, 2026

HIGH ROLLER TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Charter)

001-42202

(Commission File Number)

Delaware	87-4159815
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification Number)

400 South 4th Street, Suite 500-#390
Las Vegas, Nevada 89101

(Address of principal executive offices, with zip code)

(702) 509-5244

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ROLR	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On January 19, 2026, High Roller Technologies, Inc. (the “Company”), entered into a placement agent agreement (the “Placement Agent Agreement”) with ThinkEquity LLC (“the “Placement Agent”), pursuant to which the Company agreed to issue and sell directly to several investors, in a registered direct offering (the “Offering”) an aggregate of 1,892,506 shares (the “Shares”) of the common stock, par value $0.001 (the “Common Stock”), at an offering price of $13.21 per Share. The Offering was priced at the Minimum Price in accordance with the NYSE American’s rules.

The Shares were offered and sold by the Company pursuant to the Company’s effective registration statement on Form S-3 (File No. 333-291464), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on November 12, 2025, and declared effective on December 2, 2025.

The closing of the Offering is expected to occur on January 21, 2026, subject to the satisfaction of customary closing conditions. The gross proceeds to the Company from the Offering are expected to be approximately $25 million, before deducting placement agent fees and expenses and estimated offering expenses payable by the Company. The Company intends to use the net proceeds received from the Offering for (i) sales and marketing, (ii) operational costs, (iii) product development and diversification, (iv) geographic expansion, and (v) and for general corporate purposes and working capital. The Company may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products, however, the Company has no current commitments or obligations to do so.

Pursuant to the Placement Agent Agreement, the Company agreed to pay the Placement Agent a cash fee equal to 7.0% of the aggregate purchase price paid by the purchasers in the Offering. In addition, the Company agreed to pay a non-accountable expense allowance to the Placement Agent equal to 1% of the gross proceeds received in the Offering. The Company also agreed to reimburse the Placement Agent for all reasonable and out-of-pocket expenses incurred in connection with the Placement Agent’s engagement, including reasonable fees and expenses of the Placement Agent’s legal counsel, not to exceed $100,000, cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the Offering, for data services and communications expenses of up to $15,000; up to $5,000 of the placement agent’s actual accountable “road show” expenses; and up to $10,000 of the placement agent’s market making and trading, and clearing firm settlement expenses for the offering. In addition, the Company agreed to issue to ThinkEquity or its designees warrants (the “Placement Agent Warrants”) to purchase up to an aggregate of 94,625 shares of the Company’s Common Stock. The Placement Agent Warrants are exercisable immediately upon issuance at an exercise price of $16.5125 per share and have a term of exercise equal to five years from the date of issuance.

The Placement Agent Agreement contains customary representations and warranties, agreements and obligations, conditions to closing and termination provisions. The foregoing descriptions of terms and conditions of the Placement Agent Agreement and the Placement Agent Warrants do not purport to be complete and are qualified in their entirety by the full text of the form of the Placement Agent Agreement and the form of Placement Agent Warrant, copies of which are attached hereto as Exhibits 1.1, and 4.1, respectively.

The legal opinion and consent of Sichenzia Ross Ference Carmel LLP relating to the validity of the securities issued in the Offering is filed herewith as Exhibit 5.1.

Item 8.01 Other Events.

On January 19, 2026, the Company issued a press release announcing the pricing of the Offering, a copy of which is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

1.1	Placement Agency Agreement dated January 19, 2026
4.1	Form of Placement Agent Warrant (included in Exhibit 1.1)
5.1	Opinion of Sichenzia Ross Ference Carmel LLP
23.1	Consent of Sichenzia Ross Ference Carmel LLP (included in Exhibit 5.1)
99.1	Press release of High Roller Technologies, Inc. dated January 19, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGH ROLLER TECHNOLOGIES, INC.

Date: January 20, 2026	By:	/s/ Adam Felman
Adam Felman Chief Financial Officer